Exhibit 99.1

Material Sciences Corporation
2200 East Pratt Blvd.
Elk Grove Village, IL 60007
FOR IMMEDIATE RELEASE:	847-439-2210
FRIDAY, JULY 9, 2010

COMPANY CONTACT:	MEDIA CONTACT:
James D. Pawlak	Lynne Franklin
Vice President, Chief Financial Officer	Wordsmith
847-439-2210	847-729-5716

Material Sciences Announces Higher Revenues, Profit for Fiscal 2011 First Quarter

•	Sales Grow with Rising Global Automotive Builds and New Product Introductions

•	Increased Operating Efficiency, Plus Expense Controls, Bring Turnaround to Quarterly Profit

•	Strong Cash Position, Positive Cash Flows from Operations, No Long-term Debt

ELK GROVE VILLAGE, IL, July 9, 2010—Material Sciences Corporation (OTCBB: MASC.OB), a leading provider of material-based solutions for acoustical and coated applications, today reported improved results for its first quarter ended May 31, 2010.

Net sales for the most recent three months rose 33.4 percent to $42.5 million from $31.8 million for the same period last year. Net income for the latest quarter was $4.0 million, or 31 cents per share, compared with a net loss of $4.1 million, equal to 30 cents per share, for the year-ago period.

Quarter Benefits from Prior-year Actions, Improving Markets

“Three factors were instrumental in our return to profitability this quarter,” said Clifford D. Nastas, chief executive officer. “First, for the past year we have focused on lowering our cost base by increasing operating efficiencies, using stringent expense controls, selling non-core assets, and sizing our operations to current market opportunities. Second, we continued to invest in improving the quality of existing products and bringing several new ones to market. So when the third factor— improved global demand for our products—began to materialize during our first fiscal quarter, we were able to leverage the first two accomplishments into strong earnings growth.”

Sales Increase for Acoustical and Coated Materials

Sales of acoustical materials—most often to automotive manufacturers—were $21.4 million, a 40.5 percent improvement from $15.2 million in the first quarter last year. Automotive builds increased in most regions, which led to higher sales from body panel laminate, engines and brake materials.

Revenues for coated materials—primarily used in the automotive and building products industries—grew 27.0 percent to $21.1 million versus $16.6 million for the same period last year. The main reasons for the improved performance included stronger demand for Material Sciences’ existing fuel tank, gasket and electro galvanized products, plus initial orders for some

Material Sciences Corporation Announces Higher Revenues, Profit for Fiscal 2011 First Quarter

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new ElectroBrite® and automotive sealing product applications. The increases were partially offset by lower appliance-related revenues, resulting from the sale of certain coil coating assets in April 2010.

Gross profit of $9.5 million during the latest quarter was nearly four times greater than last year’s $2.5 million. The gross profit margin for the most recent period reached 22.3 percent, up from 7.7 percent in the prior year period. Several factors accounted for the significant increase: higher product sales, improvements in productivity and quality-related costs and stronger secondary scrap sales.

Selling, general and administrative expenses (SG&A) were 20.6 percent lower in the latest period. SG&A was $5.3 million, or 12.4 percent of sales, in contrast to $6.7 million, or 20.9 percent of sales for last year’s first quarter. This positive change reflected lower salary and headcount costs (from restructurings in fiscal 2010) and reduced professional fees.

Income from operations in the first quarter totaled $4.1 million compared with a loss from operations of $4.2 million during the year ago period. The provision for income taxes was $0.3 million for the quarter. Net income for the fiscal 2011 first quarter was $4.0 million, or 31 cents per share, compared with last year’s first quarter net loss of $4.1 million, equal to 30 cents per share.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter was $6.2 million. EBITDA is calculated as net income of $4.0 million; plus provision for taxes of $0.3 million; less interest income, net of $0.03 million; plus depreciation of $1.9 million. Management believes that EBITDA is an important metric used by our shareholders when reviewing the Company’s performance. However, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity. Items related to the sale of coil coating assets affecting first quarter fiscal 2011 net income are as follows: a gain on the sale of assets of $4.7 million, real property impairment expense of $3.7 million, and restructuring expenses for severance and inventory write downs of $1.3 million.

Financial Condition Provides Flexibility

For the latest quarter, net cash provided by operating activities was $2.9 million, compared with $6.4 million during the prior-year period. The decrease was partially due to changes in working capital resulting from significantly higher sales in the current year, which more than offset the increase in cash resulting from higher net income. In addition, the prior year had favorable cash flows from inventory reductions that were mainly due to higher inventory levels at the end of fiscal 2009, caused by significant automotive shutdowns and production cutbacks. Prior year favorable accounts receivable cash flows benefited from early payments from GM before it filed for bankruptcy. Material Sciences generated $10.4 million of net cash from investing activities from the coil coating asset sale and the full collection of a note receivable. The Company invested $0.5 million in capital improvements versus $0.3 million for the prior year quarter.

On May 31, 2010, cash on hand reached $26.1 million, more than double the $12.9 million at February 28, 2010. This did not include the $4.9 million in net proceeds generated by the sale of assets from the idled Middletown, Ohio facility, which occurred on June 24, 2010, after the close of the quarter. Material Sciences continues to operate without any long-term debt.

Material Sciences Corporation Announces Higher Revenues, Profit for Fiscal 2011 First Quarter

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Fiscal 2011: Focused Operations Capitalizing on Growth Opportunities

“Our objective was to return to profitable growth in fiscal 2011, and in the latest period we posted our first profit since the third quarter of fiscal 2008. Operationally and financially, Material Sciences is in a good position. We sold assets that were non-strategic, which allows us to focus on areas that provide greater opportunity. During the quarter, we had a number of new business wins in North America and abroad for our rubber coated brake and gasket materials, as well as ElectroBrite® and VivaColor®. Improving markets—plus the combination of a high level of cash and no debt—will help us continue on the path of prudently investing in new products and technologies to bring further profitable growth,” Nastas said.

Conference Call

Material Sciences will host a conference call to share the results of its first quarter fiscal 2011 results on Friday, July 9, at 9:00 a.m. Central Time. CEO Clifford D. Nastas and James D. Pawlak, vice president and chief financial officer, will discuss the Company’s financial performance and answer questions from the financial community.

Interested investors are invited to listen to the presentation, which will be carried live on the Company’s Web site: www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the OTC Bulletin Board under the symbol MASC.OB.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. Material Sciences cautions readers that the following factors could cause its actual outcomes and results to differ materially from those stated or implied here: the recent unprecedented deterioration in the overall economy; changes in the business environment—including the transportation, building and construction, electronics and durable goods industries; competitive factors—including domestic and foreign competition for both acoustical and coated applications, pricing acceptance, union activity, as well as changes in industry capacity; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe, and new product introductions; the continued successful operation of the Application Research Center in Michigan and the Application Development Center in Europe; increases in the prices of raw and other material inputs used by the Company, as well as their availability; the loss, or changes in the operations, financial condition, or results of operations, including the bankruptcy or potential bankruptcy of one or more of the Company’s significant customers; Material Sciences’ ability to effectively manage its business objectives including the ability to retain key personnel and maintain good labor relations with its unions; overcapacity in

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our industries; shifts in the supply model for its products; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; access to credit, which may be limited under its asset-based credit agreement; the Company’s ability to utilize net operating loss carryforwards; Material Sciences’ ability to maintain a stable liquidity trading environment for its common stock, traded on the over-the-counter bulletin board market; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 28, 2010, filed with the Securities and Exchange Commission, and from time to time in other reports filed with the Securities and Exchange Commission.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

Condensed Consolidated Statements of Operations (Unaudited)

Material Sciences Corporation and Subsidiaries

	Three Months Ended May 31,
(In thousands, except per share data)	2010	2009

Net Sales	$42,467	$31,827
Cost of Sales	32,984	29,361

Gross Profit	9,483	2,466
Selling, General and Administrative Expenses	5,286	6,655
Asset Impairments	3,720	—
Gain on Sale of Assets	(4,727)	—
Restructuring	1,145	—

Income (Loss) from Operations	4,059	(4,189)

Other Income, Net:
Interest Income, Net	(25)	(71)
Equity in Results of Joint Venture	(106)	(36)
Other, Net	(119)	(43)

Total Other Income, Net	(250)	(150)

Income (Loss) Before Income Taxes	4,309	(4,039)
Provision for Income Taxes	302	18

Net Income (Loss)	$4,007	$(4,057)

Basic Net Income (Loss) Per Share	$0.31	$(0.30)

Diluted Net Income (Loss) Per Share	$0.31	$(0.30)

Weighted Average Number of Common Shares Outstanding
Used for Basic Net Income (Loss) Per Share	12,905	13,339
Dilutive Shares	—	—

Weighted Average Number of Common Shares Outstanding
Plus Dilutive Shares	12,905	13,339

Outstanding Equity Awards Having No Dilutive Effect	475	472

Condensed Consolidated Balance Sheets (Unaudited)

Material Sciences Corporation and Subsidiaries

(In thousands)	May 31, 2010	February 28, 2010

Assets:
Current Assets:
Cash and Cash Equivalents	$26,114	$12,866
Receivables, Less Reserves of $701 and $716, Respectively	22,842	22,399
Income Taxes Receivable	41	604
Prepaid Expenses	1,164	484
Inventories	19,723	19,862
Assets Held for Sale	2,916	2,916

Total Current Assets	72,800	59,131

Property, Plant and Equipment	115,992	171,993
Accumulated Depreciation	(84,958)	(130,855)

Net Property, Plant and Equipment	31,034	41,138

Other Assets:
Investment in Joint Venture	3,407	3,127
Other	638	654

Total Other Assets	4,045	3,781

Total Assets	$107,879	$104,050

Liabilities:
Current Liabilities:
Accounts Payable	$17,055	$16,935
Accrued Payroll Related Expenses	4,733	4,232
Accrued Expenses	6,136	6,391

Total Current Liabilities	27,924	27,558

Long-Term Liabilities:
Pension and Postretirement Liabilities	10,457	10,775
Other	3,048	3,037

Total Long-Term Liabilities	13,505	13,812

Commitments and Contingencies	—	—

Shareowners’ Equity:
Preferred Stock	—	—
Common Stock	380	380
Additional Paid-In Capital	79,835	79,784
Treasury Stock at Cost	(56,774)	(56,774)
Retained Earnings	47,548	43,541
Accumulated Other Comprehensive Income	(4,539)	(4,251)

Total Shareowners’ Equity	66,450	62,680

Total Liabilities and Shareowners’ Equity	$107,879	$104,050

Condensed Consolidated Statements of Cash Flows (Unaudited)

Material Sciences Corporation and Subsidiaries

	Three Months Ended May 31,
(In thousands)	2010	2009

Cash Flows From:
Operating Activities:
Net Income (Loss)	$4,007	$(4,057)
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities:
Gain on Sale of Fixed Assets	(4,727)	—
Loss on Impairment of Fixed Assets	3,720	—
Depreciation, Amortization and Accretion	1,915	2,237
Change in Provision for Deferred Income Taxes	(10)	—
Compensatory Effect of Stock Plans	51	68
Gain on Derivative Instruments	—	(107)
Other, Net	(395)	(36)
Changes in Assets and Liabilities:
Receivables	(2,358)	822
Income Taxes Receivable	563	1,866
Prepaid Expenses	(685)	(732)
Inventories	(86)	4,128
Accounts Payable	679	3,596
Accrued Expenses	363	(1,316)
Other, Net	(164)	(115)

Net Cash Provided by Operating Activities	2,873	6,354

Investing Activities:
Capital Expenditures	(545)	(345)
Proceeds from Sale of Assets	9,250	—
Proceeds from Note Receivable	1,732	—

Net Cash Provided by (Used in) Investing Activities	10,437	(345)

Financing Activities:
Purchases of Treasury Stock	—	(374)

Net Cash Used in Financing Activities	—	(374)

Effect of Exchange Rate Changes on Cash	(62)	53

Net Increase in Cash	13,248	5,688
Cash and Cash Equivalents at Beginning of Period	12,866	10,664

Cash and Cash Equivalents at End of Period	$26,114	$16,352

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at End of Period	$45	$84

Supplemental Cash Flow Disclosures:
Interest Paid	$9	$15
Income Taxes Paid (Received)	$(268)	$46